Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Second Quarter Fiscal Year 2008 Financial Results

Laguna Niguel, California, May 9, 2008 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for the three months ended March 31, 2008.  The Company reported a net loss of $697,000, or $0.02 per share, compared to a loss of $544,000, or $0.02 per share, for the three months ended March 31, 2007, an increase of 28%.

 “Our research and development programs for AEOL 10150 continue to progress well, with promising data from studies testing the compound as a protective agent against mustard gas exposure for the skin and lungs.  We also have completed protocols and are ready to initiate mouse and primate studies of AEOL 10150 as a protective agent against radiation exposure in the lung.” stated John L. McManus, President and Chief Executive Officer.  “Additionally, a second study of AEOL 11207 has been completed in Parkinson’s disease, and we expect to receive the results shortly.”

Research and development expenses were lower in the second quarter of fiscal year 2008 when compared to the second quarter of fiscal 2007 as a result of a decline in employment, consulting and manufacturing costs.  The decline in employment and consulting expenses reflects our efforts to restructure our research program to utilize outside research institutions and grants to perform our research activities.  During the three months ended March 31, 2007, we were in the process of manufacturing additional quantities of our lead drug candidate, AEOL 10150, resulting in significant manufacturing expenses whereas during the current quarter our manufacturing activities were limited to ongoing stability programs.  Offsetting these declines were increases in legal and patent fees during the current quarter as we expanded the Company’s patent protection on its drug candidates.

General and administrative expenses decreased in the second quarter of fiscal year 2008 compared to the second quarter of fiscal year 2007 as a result of a decline in consulting fees, investor relations expenses and insurance expense.  Offsetting these increases was an increase in legal fees due to increased compliance activities and services surrounding the Company’s investment in auction-rate securities.

During the three months ended March 31, 2008, we recorded an impairment charge of $49,000 based upon reduced market values of our auction-rate securities as determined based upon investment statements as of March 31, 2008 received from UBS Financial Services, Inc. (“UBS”). The auction rate securities which the Company has invested in have experienced auction failures as a result of the current disruptions in the credit markets.  This is the first time the Company has experienced this type of event for its holdings of auction-rate securities and the Company believes that prior to February 13, 2008, the Company’s investment advisor, UBS, had not had a failed auction.  The Company understands that the failure of auctions is broad based and not limited to those securities held by the Company. The auction-rate securities continue to pay interest and there has been no change in the rating of these securities to date.  As a result of the failed auctions, our auction-rate securities are currently not liquid. Furthermore, the Company cannot predict how long they will remain illiquid.  The Company has obtained a credit facility from UBS which is secured by these investments to provide liquidity to the Company during the period in which it is unable to sell the auction-rate securities.

During the three months ended March 31, 2007, the Company restructured its note payable to Elan resulting in the payment of $300,000 to Elan, forgiveness of $225,000 of the note payable and extension of the remaining balance of the note by two years.

As of March 31, 2008, the Company had $406,000 in cash and cash equivalents and 31,952,749 common shares outstanding.  Management believes the Company has adequate financial resources to conduct operations into the third quarter of fiscal year 2008.  The Company is actively pursuing strategic and financial alternatives, including among many options the sale of shares of stock. The Company believes that without additional investment capital it will not have sufficient cash to fund its activities in the near future, and will not be able to continue operating. As such, the Company’s continuation as a going concern is dependent upon its ability to raise additional financing. There can be no assurance that the Company will be able to obtain additional financing on favorable terms or at all.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenue
Grant income	$-	$-	$-	$-

Costs and expenses:
Research and development	267	341	522	677
General and administrative	382	447	777	1,076
Total costs and expenses	649	788	1,299	1,753

Loss from operations	(649)	(788)	(1,299)	(1,753)
Interest income (expense), net	1	19	10	35
Other income	-	225	-	225
Other than temporary impairment on marketable investments	(49)	-	(49)	-

Net loss	$(697)	$(544)	$(1,338)	$(1,493)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.02)	$(0.02)	$(0.05)	$(0.05)

Weighted average common shares outstanding:
Basic and diluted	31,952	29,286	31,952	29,277

Selected Balance Sheet Items:
(in thousands)

	March 31, 2008	September 30, 2007

Cash and marketable securities	$406	$1,727
Total assets	$1,120	$1,931
Stockholders’ equity	$78	$1,180